Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Strayer Education, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Capella Education Company and Strayer Education, Inc., which is part of the Registration Statement, of our opinion dated October 29, 2017, appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Capella’s Financial Advisor”; “Risk Factors—Risks Related to the Merger”; “The Merger—Background of the Merger”; “The Merger—Capella’s Reasons for the Merger; Recommendation of the Capella Board of Directors”; and “The Merger—Opinion of Capella’s Financial Advisor.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Pedro Costa
Name: Pedro Costa
Title: Managing Director

New York, New York

November 20, 2017